Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SailPoint, Inc. Omnibus Incentive Plan and the SailPoint, Inc. Employee Stock Purchase Plan of our reports dated September 12, 2024 (except Note 21, as to which the date is February 4, 2025), with respect to the consolidated financial statements of SailPoint Parent, LP included in its Registration Statement (Form S-1 No. 333-284339) and the related Prospectus of SailPoint, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

February 21, 2025